Shareholder Meeting Results
 (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                	Votes for	Votes against
Liaquat Ahamed	        85,592,208	4,519,297
Ravi Akhoury	        85,715,018	4,396,488
Barbara M. Baumann	86,248,127	3,863,378
Jameson A. Baxter	86,148,643	3,962,863
Charles B. Curtis	86,111,568	3,999,938
Robert J. Darretta	86,122,587	3,988,918
Katinka Domotorffy	85,970,364	4,141,142
John A. Hill	        86,124,882      3,986,624
Paul L. Joskow	        86,157,699     	3,953,807
Kenneth R. Leibler	86,141,312	3,970,194
Robert E. Patterson	86,183,587	3,927,919
George Putnam, III	86,119,771	3,991,735
Robert L. Reynolds	86,203,661	3,907,845
W. Thomas Stephens	86,109,990	4,001,516


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes	   Votes     Abstentions    Broker
for	   against		    non-votes
8,466,899  319,918   611,856        2,179,008

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:


Votes	     Votes 	 Abstentions	Broker
for	     against		        non-votes
68,444,155   3,118,645	 4,434,966	15,274,146

All tabulations are rounded to the nearest whole number.